Exhibit 10.15

CONFIDENTIAL

November 16, 2012

Thomas V. Ressemann

16025 54th Avenue North

Plymouth, MN 55446

Re:	Consulting Agreement

Dear Tom:

This letter agreement (the “Letter Agreement”) is intended to set forth a new consulting relationship with you (the “Consultant”) to reflect the change from your role as a founder, officer and employee of Entellus Medical, Inc. (the “Company”) effective November 16, 2012, (the Effective Date). Consultant is party to that certain Employment Agreement, dated as of August 15, 2006 (the “Employment Agreement”) with the Company. Pursuant to this Letter Agreement, Consultant is voluntarily terminating his full-time employment with the Company, resigning as an officer and terminating the Employment Agreement and the Company will be retaining the Consultant in the post-employment consulting relationship as discussed below. This Letter Agreement is intended to set forth new economic terms and to maintain Consultant’s obligations set forth in the Employment Agreement with respect to confidentiality, invention assignment and non-competition on substantially identical terms. This Letter Agreement replaces and supersedes the Employment Agreement with respect to the relationship between Consultant and the Company from and after the date hereof. Notwithstanding the foregoing, the Employment Agreement shall continue to govern the relationship between Consultant and the Company from the date of the Employment Agreement until the date hereof. Additionally, this Letter

Agreement shall not be construed to limit the survivability of certain of Consultant’s obligations under the Employment Agreement, which pursuant to the terms of the Employment Agreement are to survive its termination.

1. Appointment. Subject to the terms and conditions of this Letter Agreement, the Company agrees to engage the Consultant for the term of this Letter Agreement, and the Consultant accepts such engagement.

2. Company Business. The Company designs, develops, markets and sells medical products and services for the treatment of sinusitis and other nasal disorders.

3. Services. The Consultant will diligently and conscientiously provide services to the Company in the capacity of and similar to a chief business development officer, and perform other services consistent with such a position, the Consultant’s professional qualifications, and the Company’s business (the “Services”). The Services shall be rendered at such times as are agreed to between the Company and the Consultant, subject to the reasonable conflicting scheduling obligations of the Consultant. Consultant will spend a substantial majority of his business hours working productively on the Company business, and the Services will likely involve significant travel in the United States and possibly

Internationally. The Consultant shall report to the Company’s President. During the term of this Letter Agreement, the Consultant will not engage in employment or provide other services to any third parties that conflict with the Company’s interests or adversely affect the Consultant’s performance of the Services.

4. Term. Subject to termination in accordance with Section 5 below, this Letter Agreement will remain in effect until December 31, 2013 and may be renewed on a month to month basis with the consent of both the Company and Consultant.

5. Termination.

(a) Termination Events. Subject to the respective continuing obligations of the Company and the Consultant under the provisions of Section 5(b) below:

(i) This Letter Agreement may be terminated at any time by either the Company or the Consultant without cause upon 30 days prior written notice to the other;

(ii) This Letter Agreement will terminate upon mutual written consent of the Company and the Consultant, such termination being effective on the date agreed to between the Company and the Consultant; and

(iii) The Company may terminate this Letter Agreement immediately on written notice to the Consultant for cause, including (without limitation) fraud, misrepresentation, or material breach of any provision of this Letter Agreement.

(b) Survivability. Notwithstanding anything to the contrary herein, the provisions of this Section 5(b), Section 8 (Confidentiality), Section 9 (Inventions and Proprietary Rights), Section 10 (Non-Competition), Section 12 (Equitable Remedies; Enforcement), Section 13 (Miscellaneous) and any other section of this Letter Agreement directly or indirectly addressing or relating to post-termination remedies shall survive the expiration or any termination of this Letter Agreement, unless otherwise indicated.

6. Compensation.

(a) Consulting Fees. In consideration for the Consultant’s Services under this Letter Agreement, the Company shall pay the Consultant $24,333 per month for the Services performed from the Effective Date of this Letter Agreement until June 30, 2013 so long as termination in accordance with Section 5 has not occurred. Such Consulting Fees shall be payable semi-monthly in arrears on the fifteenth and last day of each month. After June 30, 2013, the Consultant shall be paid at a rate of $150 per hour for work mutually agreed upon by the Company and the Consultant.

(b) Bonuses; Benefits. During the term of this Letter Agreement, Consultant shall not be eligible to participate in any Company bonus, incentive or performance plan nor shall Consultant be eligible for any medical, disability, life, retirement or similar employee benefit plan of the Company as a result of this Letter Agreement. As a former employee, Consultant will be eligible for his post-termination COBRA benefits and any other elections which are provided to terminating employees under the Company benefit plans. If Consultant elects COBRA coverage for his family, the Company, for the period ending February 28, 2013, will reimburse the Consultant monthly an amount equal to $250 less than the monthly COBRA premium. Consultant shall be eligible for participation in the 2012 management bonus plan payable at his achievement rate as determined by the Board of Directors after the end of 2012, based on his 2012 salary as an employee of the Company through November 15, 2012.

(c) Vesting of Options. The vesting of any stock options held by Consultant shall continue in accordance with the terms of the agreements governing such stock options until June 30, 2013, after which all outstanding stock option grants shall cease to vest and the stock options shall be terminated and canceled for such unvested shares. The stock option grants that have vested as of June 30, 2013 shall remain vested and exercisable according to their terms so long as this Letter Agreement is in effect. The transition of Consultant from employee under the Employment Agreement to service provider under this Letter Agreement, in and of itself, shall not be construed as any interruption of the Consultant’s continuous provision of services to the Company in accordance with the terms of the agreements governing such stock options. However, to the extent any vested incentive stock options as of the date of this Letter Agreement are not exercised within three months, such stock options, together with all stock options vesting after the date hereof, shall be treated as non-statutory stock options for federal income tax purposes.

(d) Expenses. The Company shall reimburse the Consultant for the reasonable out of pocket expenses incurred, such as travel and lodging expenses, upon submission of an expense report with appropriate receipts, in accordance with customary Company policies.

7. Independent Contractor Status. It is expressly understood and agreed that the Consultant is and shall be an independent contractor and not an employee of the Company with respect to the Services contemplated by this Letter Agreement. The Consultant shall have no authority to bind the Company to any contract, agreement or arrangement. As an independent contractor, the Consultant shall not be entitled to any benefits that are or may be available to employees of the Company. Further, the Consultant shall pay all taxes of any nature whatsoever including, without limitation, those imposed upon the compensation paid to the Consultant under this Letter Agreement. The Company will provide the Consultant with a form1099 for the fees paid under this Letter Agreement.

8. Confidentiality.

(a) Confidential Information. “Confidential Information” information or material which is not generally available to or used by others, including without limitation:

(i) information or material relating to the Company and its businesses as conducted or anticipated to be conducted, business plans, financial information, operational data, sales and marketing plans, past, current or anticipated products or services, customers or prospective customers, plans, technical information, or activities relating to research, engineering, development, manufacturing, purchasing, accounting, or marketing;

(ii) information, data, drawings or materials relating to the Company Inventions (as defined below in Section 9) or other Company product ideas and concepts;

(iii) information regarding the Company which when received is marked as “proprietary”, “private” or “confidential”;

(iv) trade secrets of the Company; and

(v) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Confidential Information” does not include any information that (1) is now or later becomes lawfully in the public domain; provided, however, that information which is published by or with the aid of the Consultant contrary to the requirements of this Letter Agreement will not be considered to be lawfully in the public domain for purposes of this Letter Agreement, (2) is lawfully received by the Consultant from a third party having no obligations of confidentiality to the Company, or (3) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b) Acceptance and Use of Confidential Information. The Consultant will not during the term of this Letter Agreement or thereafter, except as expressly authorized in writing by this Letter Agreement, use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company. The Consultant agrees that all Confidential Information will remain the sole property of the Company. The Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

(c) Confidential Information from Prior Relationships. The Consultant agrees that the Consultant will not, during the term of this Letter Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of the Consultant or other person or entity with which the Consultant has an agreement or duty to keep in confidence information acquired by the Consultant. The Consultant also agrees that the Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. For purposes of this Letter Agreement, former employer shall not include the Company, as long as any use of Company’s Confidential Information is limited solely to the Services provided to the Company.

(d) Third Party Confidential Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees that, during the term of this Letter

(e) Agreement and thereafter, the Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company’s agreement with such third party.

(f) Return of Materials. Upon the termination of this Letter Agreement, or upon Company’s earlier request, the Consultant will deliver to the Company all of the Company’s property, including, but not limited to, all electronically stored information and passwords used to access such property, if any, or Confidential Information, that the Consultant may have in the Consultant’s possession or control.

(g) Survival. The non-competition obligations of this Section 8 will survive the expiration or termination of this Letter Agreement.

9. Inventions and Proprietary Rights.

(a) Inventions. “Inventions” as used in this Section 9, means any inventions, discoveries, improvements, ideas, concepts, drawings, designs, patents, patent applications, specifications, trade secrets, prototypes, techniques, processes, know-how, software codes and documentation (whether or not they are in writing or reduced to practice) or works of authorship (whether or not they can be patented or copyrighted) (i) that the Consultant makes, authors, or conceives (either alone or with others), within the scope of the Services provided hereunder, through the use of the Company’s equipment, supplies, facilities or Confidential Information, (ii) that concern or are related to the Company’s business or to the Company’s actual or demonstrably anticipated research and development or which results from the Services the Consultant provides to the Company.

(b) Company Rights. The Consultant agrees that all Inventions (as defined in Section 9(a)), if any, made by the Consultant during the term of this Letter Agreement and for six (6) months thereafter will be the Company’s sole and exclusive property, and to the extent applicable, shall be deemed to be “works for hire” under the copyright laws of the United States. The Consultant will, with respect to any Invention:

(i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises;

(ii) promptly and fully disclose the existence and describe the nature of such Invention to the Company in writing (and without request);

(iii) to the extent exclusive title and/or ownership rights may not originally vest in the Company, assign (and the Consultant does hereby assign, transfer and convey) to the Company all of the Consultant’s rights, title and interest to such Invention, along with any application the Consultant makes for patents or copyrights, and any patents or copyrights granted to the Consultant in any country, pertaining to such Invention; and

(iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in such Invention against forfeiture, abandonment or loss and to obtain and maintain patents and/or copyrights on any Inventions and to vest the entire right and title to such Invention in the Company. Such execution and assistance shall be at no charge to the Company, but at the Company’s expense and the Company shall reimburse the Consultant for reasonable out-of-pocket expenses incurred.

(v) perform any other acts necessary in the Company’s opinion to preserve property rights in the Company Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Company Invention and to vest the entire right and title to such Company Invention in the Company. With respect to any obligations performed by the Consultant under this Section 9 following termination of this Letter Agreement, the Company will pay or reimburse all reasonable out-of-pocket expenses.

(c) Exclusions. The requirements of Section 9(b) hereof do not apply to any intellectual property for which no equipment, supplies, facility or Confidential Information of the Company was used and which was developed entirely on the Consultant’s own time, and (i) which does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research and development, or (ii) which does not result from any Services the Consultant performed for the Company.

(d) Presumption. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by the Consultant is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and the Consultant will bear the burden of establishing otherwise.

(e) Definitions. To the extent that any of the Inventions qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Intellectual Property will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(f) Survival. The non-competition obligations of this Section 9 will survive the expiration or termination of this Letter Agreement.

10. Non-Competition.

(a) Definitions. “Company Prospective Product” means, as used in this Letter Agreement, any actual product, product under development, product line, service or technology or product concept that has been investigated, studied, conceived, designed, developed, manufactured, marketed or sold by the Company during the period that the Consultant is providing consulting services to the Company (the “Service Period”) or regarding which the Company has conducted or acquired research and development during such Service Period (i) on which the Company has expended more than $25,000 in time and expense analyzing and pursuing such technology, ideas, or concepts, or (ii) which have been documented by the Company in writing, including, without limitation, those documented in the Company’s lab notebooks, notes, memorandum and computer records. The definition of “Company Prospective Product” shall include all Company Inventions as defined in this Letter Agreement.

(b) Non-Compete. The Consultant covenants and agrees that, during his Service Period with the Company and for a period of twelve (12) months after the Service Period ends, the Consultant will not alone, or in any capacity with another firm or entity:

(i) directly or indirectly participate in or support in any capacity (e.g., as an employee, consultant, director, advisor, principal, agent, officer, or otherwise, or as a partner, member, shareholder or owner of more than 5% of another firm or entity) the invention, development, manufacture, sale, solicitation of sale, marketing, testing, research or other business aspect of any actual product, product under development or product line, service or technology or product concept conceived, investigated, studied, designed, developed, manufactured, marketed or sold by anyone other than one of the Company that performs similar functions, is used for the same general purposes as, or is, or will be marketed and sold as a replacement, substitution, or alternative for any Company Prospective Product;

(ii) call upon, solicit, contact or serve (A) any of the then-existing clients, customers, vendors or suppliers, of the Company, (B) any clients, customers, vendors or suppliers that have had a relationship with the Company during the preceding six (6) months, or (C) any potential clients, customers, vendors or suppliers that were solicited by the Company during the preceding six (6) months, in all such cases for the purpose of selling a product or service which falls within Section 10(a) above;

(iii) disrupt, damage, impair, or interfere with the business of the Company whether by way of interfering with or disrupting the relationship of the Company with its Individuals, customers, representatives or vendors; or

(c) Non-Solicitation of Employees. The Consultant covenants and agrees that, during its Service Period with the Company and for a period of twelve (12) months after the Service Period ends, the Consultant will not alone, or in any capacity with another firm or entity employ, contract, affiliate, or create any relationship with (by soliciting or assisting anyone else in the solicitation of) any of the Company’s current employees, or any person who is working for the Company at the time of the Consultant’s departure from the Company, on behalf of the Consultant or any other entity, whether or not such entity competes with the Company.

(d) Exceptions. The restrictions contained in this Section 10 will not prevent the Consultant from accepting a position with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company, as long as prior to accepting such a position, the Company receives separate written assurances from the prospective employer, contractor, affiliate, or entity/individual creating a relationship with the Consultant and from the Consultant, satisfactory to the Company, to the effect that the Consultant will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company. During the restrictive periods set forth in Section 10(b) and 10(c), the Consultant will inform any new employer, contractor, affiliate, or entity that the Consultant provides services for, prior to accepting a position, of the existence of this Letter Agreement and provide such new employer, contractor, affiliate, or entity with a copy of this Letter Agreement.

(e) Cessation of Business. Sections 10(b) and 10(c) of this Letter Agreement will cease to be applicable to any activity of the Consultant from and after such time as the Company (i) has ceased all business activities for a period of six (6) months or (ii) has made a decision through its Board not to continue, or has ceased for a period of six (6) months, the business activities with which such activity of the Consultant would be competitive.

(f) No Additional Compensation. In the event that the Consultant services under the Agreement terminate for any reason, no additional compensation will be paid for this non-competition obligation.

(g) Survival. The non-competition obligations of this Section 10 will survive the expiration or termination of this Letter Agreement.

11. Elimination of Severance Benefit. By entering into this Letter Agreement, the Consultant hereby waives, and acknowledges that the Company has no obligation to provide, the Severance payments to Consultant as provided for in Section 4(c) of the Employment Agreement.

12. Equitable Remedies; Enforcement. The Consultant agrees and acknowledges that any breach by the Consultant of the Consultant’s obligations under this Letter Agreement shall cause irreparable injury to the Company. The Consultant, therefore, in addition to any other rights or remedies available to the Company at law, in equity or by statute, hereby consents to the specific enforcement of Sections 8, 9 and 10 this Letter Agreement by the Company through a temporary or permanent injunction, a restraining order issued by the appropriate court, or any other equitable remedy as may be necessary in the circumstances.

13. Miscellaneous.

(a) Governing Law. This Letter Agreement will be governed by the laws of the state of Minnesota. Any legal proceeding related to this Letter Agreement will be brought in an appropriate Minnesota court, and both the Company and the Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(b) Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, except that the Company may assign its respective rights and obligations hereunder in connection with a merger, consolidation, assignment, sale or other disposition of all or substantially all of its assets or business.

(c) Construction. Wherever possible, each provision of this Letter Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Letter Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Letter Agreement also will continue to be valid, and the entire Letter Agreement will continue to be valid in other jurisdictions.

(d) Entire Agreement; Amendments. This Letter Agreement and the exhibits hereto constitute the entire agreement among the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering, amending or supplementing the terms hereof may be made except by means of a written document signed by the parties hereto.

(e) Notices. All notices and other communications required or permitted under this Letter Agreement will be in writing and will be hand delivered or sent by registered or certified first class mail, postage prepaid, and will be effective upon delivery if hand delivered, or three (3) days after mailing if mailed to Consultant at the address stated at the beginning of this Letter Agreement or to the Company at the address stated on the signature page of this Letter Agreement. These addresses may be changed at any time by like notice.

(f) Counterparts. This Letter Agreement may be executed in any number of counterparts each copy of which shall for all purposes be deemed an original.

If the foregoing accurately represents our agreement and understanding, please sign at the appropriate place and return one copy of this Letter Agreement to the Company.

ENTELLUS MEDICAL, INC.

By:	/s/ Brian E. Farley
Name:	Brian E. Farley
Its:	President & CEO

Accepted and agreed to this 16 day of

November, 2012

By:	/s/ Thomas V. Ressemann
Thomas V. Ressemann